EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Second Quarter 2018 Financial Results

  Net income of $13.7 million, or $0.42 per common unit
  Quarterly cash distribution of $0.475 per unit
  Adjusted EBITDA of $16.9 million and distributable cash flow of $15.0 million
  Distribution coverage ratio of 0.97x, LTM distribution coverage ratio of 1.03x

OMAHA, Neb., Aug. 01, 2018 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the second quarter of 2018. Net income was $13.7 million, or $0.42 per common unit, for the second quarter of 2018 compared with $13.1 million, or $0.40 per common unit, for the same period in 2017. The partnership reported adjusted EBITDA of $16.9 million and distributable cash flow of $15.0 million for the second quarter of 2018, compared with adjusted EBITDA of $16.7 million and distributable cash flow of $15.3 million for the same period in 2017. Distribution coverage was 0.97x for the three months ended June 30, 2018.

“We expect our quarterly coverage ratio to improve, as Green Plains Inc. has indicated the plants will increase production in the last half of the year,” said Todd Becker, president and chief executive officer of Green Plains Partners. “Due to regulatory obstacles, there was no assurance that DKGP Energy Terminals could complete the recently announced acquisition of the two AMID terminals. We believe it is in the best interest of our unitholders to focus on other business opportunities, including the acquisition of Green Plains’ interest in the JGP Energy Partners Beaumont terminal, and no longer pursue this transaction.”

Second Quarter Highlights and Recent Developments

  On Feb. 16, 2018, the partnership and Delek Logistics Partners LP formed DKGP Energy Terminals LLC, a 50/50 joint venture, to acquire and manage light products terminal assets in Texas and Arkansas. DKGP has since decided not to pursue the acquisition due to regulatory obstacles.

  On July 16, 2018, Green Plains Inc. appointed Martin Salinas, Jr. as an independent director of Green Plains Partners’ general partner, Green Plains Holdings LLC. He is the partnership’s third independent board member and will also serve as a member of the board’s audit and conflicts committees.

  On July 19, 2018, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.475 per unit, or approximately $15.5 million, for the second quarter of 2018. The distribution is payable on Aug. 10, 2018, to unitholders of record at the close of business on Aug. 3, 2018.

Results of Operations
Consolidated revenues increased $0.8 million for the three months ended June 30, 2018, compared with the same period for 2017. Revenues generated from storage and throughput increased $1.3 million primarily due to higher production volumes at Green Plains’ ethanol plants. Trucking and other revenue increased $0.6 million primarily due to the partnership’s truck fleet expansion. These increases were partially offset by a reduction in rail transportation services revenue, which decreased $1.1 million due to lower average rates charged for the railcar volumetric capacity provided.

Operations and maintenance expenses decreased $0.4 million for the three months ended June 30, 2018, compared with the same period for 2017, primarily due to lower railcar lease expense of $1.1 million, partially offset by increased wages, fuel and other expenses of $0.4 million as a result of the partnership’s truck fleet expansion, repairs and maintenance expense of $0.2 million and expenses allocated by Green Plains under the secondment agreement of $0.1 million.

General and administrative expenses increased $0.1 million for the three months ended June 30, 2018, compared with the same period for 2017, primarily due to transaction costs related to the formation of the DKGP joint venture and associated membership purchase agreement to acquire AMID Refined Products. Interest expense increased $0.5 million due to costs associated with increasing the partnership’s revolving credit facility and higher interest rates.

During the second quarter of 2018, Green Plains Inc. continued to run several of its ethanol plants below capacity due to scheduled downtime and continued oversupply of domestic ethanol. Green Plains’ average utilization rate was approximately 80% of capacity, resulting in ethanol production of 296.3 million gallons compared with the contracted minimum volume commitment of 296.6 million gallons per quarter. Total storage and throughput for the second quarter of 2018 was 314.3 million gallons, which included an incremental 18.1 million gallons related to customer inventory, transload volumes and minimum volume commitment deficiency.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2018	2017	% Var.	2018	2017	% Var.
Product volumes
Storage and throughput	314.3	284.5	10.5%	612.6	605.6	1.2%

Terminal services:
Affiliate	36.5	42.5	(14.1)	66.1	91.4	(27.7)
Non-affiliate	30.5	35.0	(12.9)	62.6	60.5	3.5
	67.0	77.5	(13.5)	128.7	151.9	(15.3)

Railcar capacity billed (daily average)	98.6	91.4	7.9	98.9	90.3	9.5

Liquidity and Capital Resources
Total liquidity as of June 30, 2018, was $106.4 million, including $0.3 million in cash and cash equivalents, and $106.1 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $128.9 million as of June 30, 2018.

Conference Call Information
Green Plains Partners LP and Green Plains Inc. will host a joint conference call today, at 11 a.m. Eastern time (10 a.m. Central time), to discuss second quarter 2018 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 6849088. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financings, minimum volume commitment deficiency payments, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of equity method investees. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of equity method investees. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, food ingredients, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$268	$502
Accounts receivable, including from affiliates	20,201	19,974
Other current assets	1,059	1,158
Total current assets	21,528	21,634
Property and equipment, net	47,241	48,305
Other assets	23,422	22,329
Total assets	$92,191	$92,268

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable, including to affiliates	$9,864	$7,960
Other current liabilities	7,650	8,098
Total current liabilities	17,514	16,058
Long-term debt	136,900	134,875
Other liabilities	4,209	4,181
Total liabilities	158,623	155,114

Partners' capital	(66,432)	(62,846)
Total liabilities and partners' capital	$92,191	$92,268

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2018	2017	% Var.	2018	2017	% Var.
Revenues
Affiliate	$24,220	$23,514	3.0%	$48,477	$49,271	(1.6)%
Non-affiliate	1,620	1,551	4.4	3,248	3,023	7.4
Total revenues	25,840	25,065	3.1	51,725	52,294	(1.1)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	7,893	8,284	(4.7)	16,303	16,815	(3.0)
General and administrative	1,179	1,124	4.9	2,580	2,336	10.4
Depreciation and amortization	1,105	1,247	(11.4)	2,286	2,501	(8.6)
Total operating expenses	10,177	10,655	(4.5)	21,169	21,652	(2.2)
Operating income	15,663	14,410	8.7	30,556	30,642	(0.3)
Other income (expense)
Interest income	20	21	(4.8)	40	41	(2.4)
Interest expense	(1,811)	(1,301)	39.2	(3,382)	(2,529)	33.7
Other	-	-	-	75	-	*
Total other expense	(1,791)	(1,280)	39.9	(3,267)	(2,488)	31.3
Income before income taxes and loss from equity method investees	13,872	13,130	5.7	27,289	28,154	(3.1)
Income tax expense	(33)	(45)	(26.7)	(65)	(92)	(29.3)
Loss from equity method investees	(117)	-	*	(130)	-	*
Net income	$13,722	$13,085	4.9%	$27,094	$28,062	(3.4)%

Net income attributable to partners' ownership interests:
General partner	$275	$262	5.0%	$542	$561	(3.4)%
Limited partners – common unitholders	6,730	6,416	4.9	13,289	13,759	(3.4)
Limited partners – subordinated unitholders	6,717	6,407	4.8	13,263	13,742	(3.5)

Earnings per limited partner unit (basic and diluted):
Common units	$0.42	$0.40	5.0%	$0.83	$0.86	(3.5)%
Subordinated units	$0.42	$0.40	5.0%	$0.83	$0.86	(3.5)%

Weighted average limited partner units outstanding (basic and diluted):
Common units	15,922	15,910		15,922	15,910
Subordinated units	15,890	15,890		15,890	15,890

Supplemental Revenues Data:
Storage and throughput	$15,575	$14,225	9.5%	$30,217	$30,279	(0.2)%
Terminal services	2,890	2,916	(0.9)	5,581	6,028	(7.4)
Railcar transportation services	6,155	7,255	(15.2)	13,624	14,785	(7.9)
Trucking and other	1,220	669	82.4	2,303	1,202	91.6
Total revenues	$25,840	$25,065	3.1%	$51,725	$52,294	(1.1)%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Net income	$27,094	$28,062
Noncash operating adjustments:
Depreciation and amortization	2,286	2,501
Other	691	509
Net change in working capital	1,188	1,707
Net cash provided by operating activities	31,259	32,779

Cash flows from investing activities:
Purchases of property and equipment, net	(1,220)	(1,131)
Contributions to equity method investees	(1,288)	-
Net cash used in investing activities	(2,508)	(1,131)

Cash flows from financing activities:
Payments of distributions	(30,800)	(28,231)
Net proceeds (payments) - revolving credit facility	2,000	(1,100)
Payments of loan fees	(185)	-
Net cash used in financing activities	(28,985)	(29,331)

Net change in cash and cash equivalents	(234)	2,317
Cash and cash equivalents, beginning of period	502	622
Cash and cash equivalents, end of period	$268	$2,939

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended				Six Months Ended				LTM Ended
	June 30,				June 30,				June 30,
	2018		2017		2018		2017		2018
Net income	$13,722		$13,085		$27,094		$28,062		$57,899
Interest expense	1,811		1,301		3,382		2,529		6,255
Income tax expense	33		45		65		92		82
Depreciation and amortization	1,105		1,247		2,286		2,501		4,896
Minimum volume commitment adjustments (1)	-		1,010		747		1,010		(263)
Transaction costs	147		-		282		-		282
Unit-based compensation expense	60		60		120		119		220
Adjusted EBITDA	16,878		16,748		33,976		34,313		69,371
Interest paid or payable	(1,811)		(1,301)		(3,382)		(2,529)		(6,255)
Income taxes paid or payable	(32)		(45)		(64)		(92)		(61)
Maintenance capital expenditures	-		(58)		(15)		(164)		(35)
Distributable cash flow	$15,035		$15,344		$30,515		$31,528		$63,020
Distributions declared (2)	$15,503		$14,608		$30,996		$28,886		$61,234
Coverage ratio	0.97	x	1.05	x	0.98	x	1.09	x	1.03	x

(1) Adjustments related to the storage and throughput quarterly minimum volume commitments.
(2) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com